Exhibit 99.1

Aimmune Therapeutics Announces First Quarter 2016

Financial Results and Provides Corporate Update

BRISBANE, California, May 16, 2016 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing CODIT™ (Characterized Oral Desensitization ImmunoTherapy) treatments for life-threatening food allergies, today announced financial results for the first quarter of 2016 and provided a corporate update. The company’s lead product candidate, AR101, is currently the subject of a Phase 3 clinical study, PALISADE, in peanut-allergic individuals ages 4-55 years.

“We made significant progress in the first quarter of 2016 highlighted by commencing enrollment in PALISADE and reporting positive new data from our Phase 2 studies of AR101,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “We are seeing high enthusiasm for PALISADE from our clinical investigators in the U.S., Canada, and Europe. In PALISADE, we hope to confirm at a much larger scale the results of our Phase 2 trials, which demonstrated that AR101 was generally well tolerated and provided a robust and clinically relevant level of desensitization to peanut protein. Target enrollment of 500 patients is on track to complete in the second half of this year, and we expect top-line data in the second half of 2017.

“Potentially the most exciting new finding from our Phase 2 trials, which we recently announced, was the very clear partitioning of patient outcomes based on pre-treatment baseline peanut-specific IgE (psIgE) levels. Allergists routinely use psIgE as a diagnostic tool for peanut allergy and we believe that having a simple predictive test for treatment response could ultimately transform the way allergists make treatment decisions with AR101. We are eager to see if this pattern will be confirmed in PALISADE, in which psIgE is included as a pre-specified analysis, and we are accelerating plans for additional clinical research to explicitly evaluate psIgE as a predictive biomarker. We are making this strategic decision now with the goal of being in position to fully leverage the powerful implications of having a predictive biomarker at the time of commercialization. Our mission is to successfully develop and market the first product for treating peanut-allergic children, adolescents, and adults, and we continue to target submission of a Biologics Licensing Application to the U.S. Food and Drug Administration in 2018.

“We look forward to reporting on our progress with AR101 in the coming months, and, in the near term, we are very pleased to have the opportunity to present additional Phase 2 data highlighting favorable long-term tolerability of low-dose oral AR101 after one year of therapy as part of a late-breaking abstract session in June at the 2016 EAACI Congress.”

Late-Breaking Oral Abstract Session at EAACI

Aimmune will present an abstract (#2362) titled “Safety and tolerability of AR101, an oral immunotherapy (OIT) pharmaceutical formulation for peanut allergy, after more than one year of treatment” at the European Academy of Allergy and Clinical Immunology Congress (EAACI) 2016 in Vienna, Austria, during a Late-Breaking Oral Abstract Session on June 13, 2016.

AR101 Highlights

Phase 3 PALISADE Trial Enrolling. In January 2016, Aimmune enrolled the first patient in the pivotal Phase 3 PALISADE (Peanut ALlergy oral Immunotherapy Study of Ar101 for DEsensitization in children and adults) trial. PALISADE’s primary endpoint is the proportion of patients who are able to tolerate a cumulative amount of at least 1,043 mg of peanut protein (equivalent to approximately three to four peanuts) at 12 months after initiation of therapy.

Positive Phase 2 Results Reported at AAAAI: In March 2016, Aimmune reported positive follow-on Phase 2 results at the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting demonstrating that the robust desensitization achieved in ARC001 was also achieved in a second cohort of patients in ARC002. Taken together, the Phase 2 studies showed that 90 percent of patients who completed nine months of AR101 therapy (corresponding to 65 percent on an intent-to-treat basis with N=55) were able to tolerate ingestion of a cumulative amount of 1,043 mg of peanut protein. Further, AR101 was generally well tolerated with approximately 90 percent of symptoms being mild and 80 percent of patients completing treatment.

Key Biomarker Data Reported at FARE Research Retreat: In April 2016, the company reported biomarker data from its Phase 2 trials of AR101 at the annual Food Allergy Research and Education (FARE) Research Retreat. All 55 patients who entered the ARC001 and ARC002 Phase 2 trials had documented psIgE values at pre-treatment baseline: 28 had values above 100 kUA/l and 27 had values of 100 kUA/l or less. In the 27 patients with psIgE ≤100 kUA/l, there were no treatment-related withdrawals, no serious adverse events, and no epinephrine use, and all patients met the primary endpoint at the double-blind, placebo-controlled food challenge administered at the end of up-dosing. There was a single withdrawal from this group due to non-clinical issues. Conversely, in the 28 patients from the higher psIgE group, there were 10 treatment-related withdrawals and one patient failed the exit challenge, giving an overall treatment success rate of 61 percent in this group.

In a separate presentation at the Research Retreat, Erik Wambre, Ph.D., of the Benaroya Research Institute (BRI) discussed research from his lab focusing on peanut-specific Th2 lymphocytes. His talk included data from a small pilot study of participants in Aimmune’s Phase 2 trials, which he previously presented at AAAAI in March. In these preliminary studies, activated peanut-specific Th2 cells were greatly reduced in the blood of subjects receiving active treatment, but not placebo, suggesting that AR101 specifically modulated key lymphocyte populations responsible for peanut allergy. Aimmune and BRI have an ongoing partnership and plan to expand these and other related studies during the Phase 3 PALISADE trial, with generous support from the Immune Tolerance Network.

Academic Research Collaborations: As part of the company’s commitment to advancing the field of food allergy research, Aimmune plans to increase its involvement in academic research collaborations, particularly in areas that may require longer-term studies or investigate patient populations outside the scope of Aimmune’s core development plan for AR101. Recent discussions with key thought leaders have highlighted the potential for incorporating AR101, as a well-characterized oral immunotherapy agent, into multiple lines of research that address a number of important questions including better patient characterization across different populations, early intervention in young children at risk of becoming peanut-allergic, and sequencing of different treatment modalities with AR101.

Anticipated Milestones

Pivotal Phase 3 PALISADE Trial of AR101: Aimmune expects to (1) complete enrollment in the second half of 2016; (2) complete up-dosing of patients in first half of 2017; and (3) complete trial in the second half of 2017.

Additional Clinical Trials: Aimmune is planning to conduct additional clinical studies of AR101 in additional clinical contexts or across specific patient populations, to validate predictive biomarkers for treatment response, and to quantify the health economic impact in a number of clinical settings. This plan expands on the previously announced nucleus of studies: ARC004, an open-label rollover trial from PALISADE, expected to begin in the fourth quarter of 2016; and ARC005, a pediatric study that will include children ages 1-3, expected to begin in the second half of 2017.

Additional Product Candidates: Aimmune is developing new product candidates for other life-threatening food allergies leveraging its proprietary CODIT™ approach. The company has initially focused on egg allergy and recently determined that further product development is required. The company now expects to submit an

Investigational New Drug Application for a second food allergy program in 2017, which could be egg or another food allergy program.

First Quarter 2016 Financial Results

For the first quarter of 2016, net loss was $15.5 million, compared to net loss of $3.4 million for the comparable period in 2015.

On a per share basis, net loss for the first quarter of 2016 was $0.37, compared to net loss per share of $0.81 for the comparable period in 2015. The weighted average shares outstanding for the quarter ended March 31, 2016, were 41.7 million shares, compared to 4.3 million shares for the comparable period in 2015. On August 5, 2015, Aimmune completed its initial public offering (IPO), at which time its Series A and Series B preferred stock was converted to common stock.

Research and development expenses were $10.0 million for the first quarter of 2016, compared to $2.1 million for the comparable period in 2015. This increase was primarily due to increased clinical trial and contract manufacturing costs and additional personnel-related costs, which include stock-based compensation expense, to support the pivotal Phase 3 trial of AR101.

General and administrative expenses were $5.7 million for the first quarter of 2016, compared to $1.4 million for the comparable period in 2015. This increase was primarily due to additional personnel-related costs, including stock-based compensation expense, to support the company’s growth and increased professional services costs incurred as a result of being a publicly traded company.

Cash, cash equivalents and investments totaled $187.0 million at March 31, 2016, compared to $199.8 million at December 31, 2015. Total cash, cash equivalents and investments at March 31, 2016, decreased primarily as a result of cash used in operations.

2016 Financial Guidance

Aimmune is reaffirming its 2016 financial guidance as follows:

Year Ending December 31, 2016
GAAP Research and development expenses(1)	$40 million – $45 million
GAAP General and administrative expenses(1)	$25 million – $30 million
Capital expenditures	Approximately $10 million

(1) Includes stock-based compensation expenses of:
Research and development	$4 million–$4.5 million
General and administrative	$5 million–$6 million

About Food Allergies

Food allergies are a significant and growing health problem in the United States, Europe and throughout the developed world. It is estimated that more than 30 million people in the United States and Europe have a food allergy, and more than five million people in the United States and Europe have peanut allergy, including more than two million children. The prevalence of peanut allergy in children in the United States is estimated to have tripled between 1997 and 2008, and experts believe it has continued to rise since 2008. For people living with food allergies, certain foods can cause severe allergic reactions, including potentially life-threatening anaphylaxis. There are no approved medical therapies to cure food allergies or prevent their effects. Currently, food-allergic patients manage their condition by strict allergen avoidance and carrying epinephrine auto-injectors for use in case of accidental exposure. Thus, in addition to the unmet medical need, food allergies can impose a significant quality of life burden. For more information, please see www.foodallergy.org and www.niaid.nih.gov/topics/foodallergy.

About AR101 and CODIT™

Aimmune Therapeutics is developing AR101 as a potential desensitization therapy for patients with peanut allergy to provide them with protection from reactions to peanut allergens at a level believed to substantially exceed the amount typically encountered in an accidental exposure. AR101 maintains the complete range of natural peanut proteins, which are rigorously analyzed and combined with pharmaceutical-grade ingredients to ensure that each dose has consistent amounts of peanut protein with well-defined concentrations of peanut allergens, especially the three key allergenic proteins (Ara h1, h2 and h6). Patients ingest AR101 mixed into small amounts of palatable, age-appropriate food.

AR101 is part of Aimmune’s approach to treating food allergies using its Characterized Oral Desensitization ImmunoTherapy, or CODIT™, system. The CODIT system leverages extensive independent scientific research on oral immunotherapy, or OIT, demonstrating that food allergy patients can be desensitized to food allergens by being administered well-defined, gradually increasing doses of the allergen over a period of months. Aimmune’s CODIT system is designed to precisely control the amounts of the allergens administered in a systematic dosing regimen, beginning with very low doses of the allergens. Once a patient attains a clinically meaningful level of desensitization, the patient continues to take a daily maintenance dose of the CODIT system product in order to maintain the desensitization.

About Aimmune’s Phase 2 and Phase 3 Clinical Trials

Of the 55 patients who entered Aimmune’s Phase 2 trials (ARC001 and the ARC002 rollover/crossover), 44 patients completed the approximately six-month up-dosing period to a daily dose of 300 mg of AR101. At the end of that period, 43 of those patients tolerated a cumulative amount of 443 mg of peanut protein in a double-blind, placebo-controlled food challenge (DBPCFC). Additionally, 35 of the patients who completed up-dosing tolerated a cumulative amount of 1,043 mg of peanut protein in the DBPCFC, the highest challenge administered at that point. The patients who tolerated at least 443 mg of peanut protein in the post–up-dosing DBPCFC were eligible to continue on 300 mg of AR101 per day in maintenance therapy. After three months of maintenance, the patients (n=40) underwent another DBPCFC, where 100 percent, 90 percent, and 60 percent of patients tolerated cumulative amounts of peanut protein of 443 mg, 1,043 mg, and 2,043 mg, respectively (corresponding to 72 percent, 65 percent, and 44 percent on an intent-to-treat basis with n=55).

Approximately 90 percent of the treatment-related adverse events in Phase 2 have been mild, predominantly allergic, symptoms consistent with stimulation of the immune system. There have been no treatment-related severe adverse events. One serious adverse event of moderate, non-life-threatening anaphylaxis occurred in Phase 2 early in the course of up-dosing. Ten patients discontinued from the trial for treatment-related reasons, all due directly or indirectly to gastrointestinal adverse events experienced early in the up-dosing regimen. These events typically occurred within the first few weeks of the treatment, and in all cases the symptoms resolved within three weeks of the cessation of treatment.

The primary endpoint in Aimmune’s currently enrolling Phase 3 PALISADE trial of AR101 is tolerating a cumulative amount of at least 1,043 mg of peanut protein after approximately six months of up-dosing and six months of maintenance therapy at a daily dose of 300 mg of AR101. PALISADE is a randomized 3:1, double-blind, placebo-

controlled trial expected to enroll approximately 500 peanut-allergic patients 4-55 years of age at more than 60 clinical sites in the United States, Canada, and the European Union.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune’s first CODIT product, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age. Aimmune’s Phase 3 trial of AR101, PALISADE, is now enrolling patients. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations for its Phase 3 trial of AR101, including its expected size and the timing of enrollment, completion of up-dosing patients and completion of the trial; Aimmune’s expectations regarding the additional clinical trials for AR101, including the type of additional trials and the timing of initiation; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations on the timing of a BLA submission for AR101; Aimmune’s expectations regarding the timing of filing INDs for its egg allergy and other product development programs; Aimmune’s expectations of the value of having a predictive biomarker test for treatment response of AR101; Aimmune’s plans to increase its involvement in academic research collaborations for AR101; Aimmune’s financial guidance for 2016; and Aimmune’s expectations regarding potential applications of the CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel.  These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is expected to be filed on or about the date of this release. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2016 (unaudited)	2015 (1)
Assets
Cash and cash equivalents	$65,045	$76,677
Short-term investments	115,234	115,158
Prepaid expenses and other current assets	4,952	5,622
Total current assets	185,231	197,457
Long-term investments	6,697	7,992
Property and equipment, net	3,699	2,702
Prepaid expenses and other assets	4,302	4,210
Total assets	$199,929	$212,361

Liabilities and Stockholders’ Equity
Current liabilities	$5,319	$5,098
Other liabilities	1,212	1,012
Total liabilities	6,531	6,110
Stockholders’ equity	193,398	206,251
Total liabilities and stockholders’ equity	$199,929	$212,361

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended March 31,
	2016	2015
Operating Expenses
Research and development(1)	$9,976	$2,069
General and administrative(1)	5,723	1,372
Total operating expenses	15,699	3,441
Loss from operations	(15,699)	(3,441)
Interest income	215	—
Interest expense	(24)	—
Other expense	(15)	—
Net loss	$(15,523)	$(3,441)

Net loss per common share, basic and diluted	$(0.37)	$(0.81)
Shares used in computing net loss per common share, basic and diluted	41,694	4,259

(1) Includes stock-based compensation expenses of:
	Quarter Ended March 31,
	2016	2015
Research and development	$945	$8
General and administrative	1,586	18
Total stock-based compensation expenses	$2,531	$26

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Amanda Breeding, Edelman

(415) 229-7649

amanda.breeding@edelman.com